                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                              Vornado Realty Trust
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 [VORNADO LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT
                          ----  [DIAMOND GRAPHIC]----
                                    2 0 0 2

                                 [VORNADO LOGO]
                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 2002
                            ------------------------

To our Shareholders:

    The Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663, on Wednesday, May 29, 2002, beginning at 12:00 p.m., local time, for the following purposes:

    (1) The election of four persons to the Board of Trustees of the Company, three for a term of three years and one for a term of two years;

    (2) The approval of a proposal to amend the Declaration of Trust of the Company to permit the Board of Trustees to exempt any individual person from the Ownership Limit;

    (3) The approval of a proposal to adopt the 2002 Omnibus Share Plan;

    (4) The consideration of and action upon one shareholder proposal relating to the declassification of the Board of Trustees; and

    (5) The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Pursuant to the Bylaws of the Company, the Board of Trustees of the Company has fixed the close of business on April 22, 2002, as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

    Your attention is called to the attached proxy statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

                                           By Order of the Board of Trustees,

                                           Larry Portal
                                           Corporate Secretary

April 30, 2002

                                 [VORNADO LOGO]
                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 2002

                            ------------------------


     The enclosed proxy is being solicited by the Board of Trustees (the "Board") of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 29, 2002 beginning at 12:00 p.m., local time (the "Annual Meeting"). The proxy may be revoked by the shareholder at any time prior to its exercise at the Annual Meeting by executing and delivering to the Company at its principal office a written revocation or later dated proxy or by attending the Annual Meeting and voting in person. The cost of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc. has been engaged by the Company to solicit proxies, at a fee not to exceed $5,000. In addition to solicitation by mail and by telephone, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.



     Only shareholders of record at the close of business on April 22, 2002 are entitled to notice of and to vote at the Annual Meeting. There were on such date 106,499,930 common shares of beneficial interest, par value $.04 per share (the "Shares"), of the Company outstanding, each entitled to one vote at the Annual Meeting.


     The holders of a majority of the outstanding Shares on April 22, 2002 present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting.


     The principal executive office of the Company is located at 888 Seventh Avenue, New York, New York 10019. The accompanying notice of the Annual Meeting, this proxy statement and the enclosed proxy will be mailed on or about April 30, 2002 to the Company's shareholders of record as of the close of business on April 22, 2002.

                              ELECTION OF TRUSTEES

     The Amended and Restated Declaration of Trust of the Company, as amended and supplemented (the "Declaration of Trust"), provides that the Board shall be divided into three classes. One class of trustees is elected at each annual meeting of shareholders to hold office for a term of three years and until their successors are duly elected and qualify. At this year's annual meeting, in addition to electing a class of three trustees to serve until the annual meeting in 2005, shareholders are also being asked to elect one trustee to the class of trustees serving until the annual meeting in 2004.

     Unless otherwise directed in the proxy, each of the persons named in the enclosed proxy, or his substitute, will vote such proxy for the election of the four nominees listed below as trustees, three for a three-year term and one for a two-year term and until their respective successors are duly elected and qualify. If any nominee at the time of election is unable to serve, a contingency not presently anticipated, it is intended that each of the persons named in the proxy, or his substitute, will vote for an alternate nominee who will be designated by the Board. Proxies may be voted only for the nominees named or such alternates.

     Under the Company's Bylaws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect a trustee. Under Maryland law, proxies marked "withhold authority" will be counted for the purpose of determining the presence of a quorum but will not be counted as votes cast in the election of trustees and thus will have no effect on the result of the vote.

     The following table sets forth the nominees (all of whom are presently members of the Board) and the other present members of the Board. With respect to each such person, the table sets forth the age, principal occupation, position presently held with the Company, and the year in which the person first became a trustee of the Company or a director of its predecessor, Vornado, Inc.


                                                                                      YEAR
                                              PRINCIPAL OCCUPATION                    TERM
                                              AND PRESENT POSITION                    WILL    INITIAL
         NAME           AGE                     WITH THE COMPANY                     EXPIRE   ELECTION
         ----           ---                   --------------------                   ------   --------
NOMINEES FOR ELECTION TO SERVE AS TRUSTEES UNTIL THE ANNUAL MEETING IN 2005
-----------------------------------------------------------------------------------
Stanley Simon(1)(2)(3)  84    Owner of Stanley Simon and Associates, management and   2002      1960
                              financial consultants
Ronald Targan(1)        75    A member of the law firm of Schechner and Targan,       2002      1980
                              P.A.; President of Malt Products Corporation of New
                              Jersey, a producer of malt syrup
Robert H. Smith(3)      73    Chairman of the Charles E. Smith Commercial Realty      2002      2002
                              Division of the Company, Trustee of Archstone-Smith
                              Trust

NOMINEE FOR ELECTION TO SERVE AS TRUSTEE UNTIL THE ANNUAL MEETING IN 2004
-----------------------------------------------------------------------------------
Robert P. Kogod         70    Trustee of Archstone-Smith Trust                        2002      2002

                                                                                      YEAR
                                              PRINCIPAL OCCUPATION                    TERM
                                              AND PRESENT POSITION                    WILL    INITIAL
         NAME           AGE                     WITH THE COMPANY                     EXPIRE   ELECTION
         ----           ---                   --------------------                   ------   --------
PRESENT TRUSTEES ELECTED TO SERVE UNTIL THE ANNUAL MEETING IN 2004
-----------------------------------------------------------------------------------
David Mandelbaum        66    A member of the law firm of Mandelbaum & Mandelbaum,    2004      1979
                              P.C.; a general partner of Interstate Properties
                              ("Interstate")
Richard West(1)(2)      64    Dean Emeritus, Leonard N. Stern School of Business,     2004      1982
                              New York University

PRESENT TRUSTEES ELECTED TO SERVE UNTIL THE ANNUAL MEETING IN 2003
-----------------------------------------------------------------------------------
Steven Roth(3)          60    Chairman of the Board and Chief Executive Officer of    2003      1979
                              the Company; Managing General Partner of Interstate
Michael D.
  Fascitelli(3)         45    President of the Company                                2003      1996
Russell B. Wight,
  Jr.(3)                62    A general partner of Interstate                         2003      1979

---------------
(1) Member of the Audit Committee of the Board of the Company.

(2) Member of the Compensation Committee of the Board of the Company.

(3) Member of the Executive Committee of the Board of the Company.

     Mr. Simon has been the owner of Stanley Simon and Associates since 1958.

     Mr. Targan has been President of Malt Products Corporation of New Jersey since 1962. Since 1964, he has been a member of the law firm of Schechner and Targan, P.A.

     Mr. Smith was appointed Trustee of the Company and Chairman of the Charles
E. Smith Commercial Realty Division of the Company on January 1, 2002, the date Charles E. Smith Commercial Realty L.P. merged into a subsidiary of the Company. Mr. Smith was Co-Chief Executive Officer and Co-Chairman of the Board of Directors of Charles E. Smith Commercial Realty L.P. from October 1997 until December 31, 2001. Mr. Smith is also a trustee of Archstone-Smith Trust.

     Mr. Kogod was appointed Trustee of the Company on January 1, 2002, the date Charles E. Smith Commercial Realty L.P. merged into a subsidiary of the Company. Mr. Kogod was Co-Chief Executive Officer and Co-Chairman of the Board of Directors of Charles E. Smith Commercial Realty L.P. from October 1997 through December 31, 2001. Mr. Kogod is also a trustee of Archstone-Smith Trust.

     Mr. Mandelbaum has been a member of Mandelbaum & Mandelbaum, P.C. since 1967. Since 1968, he has been a general partner of Interstate. Mr. Mandelbaum is also a director of Alexander's, Inc. ("Alexander's").

     Mr. West is Dean Emeritus at the Leonard N. Stern School of Business, New York University. He was a professor there from September 1984 until September 1995. He was also Dean from September 1984 until August 1993. Prior thereto, Mr. West was Dean of the Amos Tuck School of Business Administration at Dartmouth College. Mr. West is also a director or a trustee of Vornado Operating Company ("Vornado Operating"), Alexander's, Bowne & Co., Inc. and various investment companies managed by Merrill Lynch investment managers.

     Mr. Roth has been Chairman of the Board and Chief Executive Officer of the Company since May 1989 and Chairman of the Executive Committee of the Board of the Company since April 1988. Since 1968, he has been a general partner of Interstate and, more recently, he has been Managing General Partner. On March 2, 1995, he became Chief Executive Officer of Alexander's. Mr. Roth is also a director of Alexander's and Capital Trust, Inc. and Chairman of the Board of Directors and Chief Executive Officer of Vornado Operating.

     Mr. Fascitelli has been the President and a Trustee of the Company since December 2, 1996. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co., in charge of its real estate practice and was a vice president there prior to 1992. He is also a director and President of Alexander's and a director and President of Vornado Operating.

     Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight is also a director of Alexander's and Vornado Operating.

     Interstate is a New Jersey partnership formed in 1968. Messrs. Roth, Wight and Mandelbaum have at all times been the general partners of Interstate. Interstate is an owner of shopping centers and an investor in securities and partnerships.

     The Company is not aware of any family relationships among any trustees or executive officers of the Company or person nominated or chosen by the Company to become a trustee or executive officer. Messrs. Roth, Wight and Mandelbaum are affiliated with each other as general partners of Interstate and in other businesses. Messrs. Mandelbaum and Targan are affiliated with each other in businesses and in the practice of law.


     In connection with the January 1, 2002 merger of Charles E. Smith Commercial Realty L.P. with and into a subsidiary of the Company, Mr. Roth, Mr. Fascitelli and Interstate, who collectively beneficially own, as of April 22, 2002, 14,915,340 Shares representing 14.0% of the outstanding Shares, have entered into an agreement with Mr. Smith and Mr. Kogod and Charles E. Smith Commercial Realty L.L.C. pursuant to which they are obligated to vote all Shares which they own (or over which they exercise voting control) in favor of the election of Mr. Smith and Mr. Kogod (or their permitted designees) to the Company's Board of Trustees until the earlier to occur of (i) January 1, 2008 or
(ii) the date on which, under the terms of the merger agreement for the above merger, none of Mr. Smith, Mr. Kogod or their respective designees is entitled to be nominated for election to the Board of Trustees. Under the terms of the merger agreement, upon the death of Mr. Smith, the Smith family will no longer have the right to designate a nominee for election to the Board of Trustees and upon the death of Mr. Kogod, the Kogod family will no longer have the right to designate a nominee for election to the Board of Trustees. In the event of the deaths of both Mr. Smith and Mr. Kogod, the Smith and Kogod families will have the right jointly to appoint one designee approved by the Company to complete any unexpired term and to be nominated for election as a trustee for the remaining six-year period that Mr. Smith and Mr. Kogod would have been entitled to be nominated for election to the Board of Trustees. Furthermore, if the members of the Smith family or the Kogod family and their permitted transferees beneficially own less than 75% in number of the Vornado Realty L.P. Class A Units issued to such family in the merger, the Company will no longer be obligated to provide Mr. Smith or Mr. Kogod, respectively, or their designees, the rights described above. Upon the termination of such rights, the obligations of Mr. Roth, Mr. Fascitelli and Interstate under the voting agreement shall terminate.

COMMITTEES OF THE BOARD OF TRUSTEES

     The Board has an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

     The Board held thirteen meetings during 2001. Each trustee of the Company attended at least 75% of the combined total of meetings of the Board and all committees on which he served during that period.

  Executive Committee

     The Executive Committee possesses and may exercise certain powers of the Board in the management of the business affairs of the Company, except those reserved to the Board under Maryland law. The Executive Committee consists of Messrs. Roth, Fascitelli, Simon, Smith, and Wight. Mr. Roth is Chairman of the Executive Committee. The Executive Committee did not meet in 2001.

  Audit Committee

     The purposes of the Audit Committee are to assist the Board: (i) in its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures; (ii) in its oversight of the Company's financial statements and the independent audit thereof; (iii) in selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and (iv) in evaluating the independence of the outside auditors. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews and other procedures. The Board of Trustees has adopted a written Audit Committee Charter which was attached as Annex A to the Company's proxy statement for its 2001 Annual Meeting of Shareholders. The Audit Committee, which held four meetings during 2001, consists of three members, Messrs. Simon, Targan and West. Mr. West is the Chairman of the Audit Committee.

  Compensation Committee

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the 1993 Omnibus Share Plan of Vornado Realty. The Committee, which held three meetings during 2001, consists of two members, Mr. Simon and Mr. West. Mr. Simon is the Chairman of the Compensation Committee.

                             COMPENSATION COMMITTEE
                            OF THE BOARD OF TRUSTEES
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board is responsible for establishing the terms of the compensation of the Company's executive officers.

     Each of the executive officers receives a base salary. The Committee periodically reviews and adjusts each executive officer's base salary. Mr. Roth's current base salary of $1,000,000 was established in March 2001. Mr. Roth's previous salaries of $650,000 and $625,000 were established in January 2000 and November 1991, respectively. Mr. Fascitelli's base salary of $1,000,000 was established in March 2001. Mr. Fascitelli's previous salary of $625,000 was set in accordance with the employment agreement entered into on December 2, 1996. The base salary of Mr. Greenbaum is $525,000 in accordance with the employment agreement entered into on April 15, 1997. The base salary of Mr. Macnow is $520,000 in accordance with the employment agreement entered into as of January 1, 1998. The employment agreement for Mr. Macnow provides for an annual adjustment of his base salary equal to 125% of the percentage increase in the prior year's consumer price index. The base salary of Mr. Blum is $520,000 in accordance with the employment agreement entered into as of January 24, 2000. See "Executive Compensation -- Employment Contracts".

     The factors and criteria which the Committee utilizes in establishing the compensation of the Company's executive officers include an evaluation of the Company's overall financial and business performance, the officer's overall leadership and management and contributions by the officer to the Company's acquisitions or investments. The Committee also considers the compensation provided in the prior year and estimates of compensation to be provided by similar companies in the current year. The primary objective of the Committee in establishing the terms of the executive officers' compensation is to provide strong financial incentives for the executive officers to maximize shareholder value. The Committee believes that the best way to accomplish this objective is to grant substantial share options on a fixed share basis without adjusting the number of shares granted to offset changes in the Company's Share price.

     In January 2002, Mr. Roth was granted options to purchase 750,000 Shares, exercisable at the current market price on the date the options were granted. The options were granted in respect of services rendered in 2001. At December 31, 2001, the outstanding principal amount of loans by the Company to Mr. Roth, due January 2006, in connection with his stock option exercises in 1993 was $13,122,500 bearing interest at 4.49% per annum (based on the Applicable Federal
Rate). Mr. Roth has also been provided with the right to draw up to $15,000,000 of additional loans on a revolving basis. Each additional loan will bear interest, payable quarterly, at the Applicable Federal Rate on the date the loan is made and will mature on the sixth anniversary of the loan. Mr. Roth's loan and any additional loans drawn under the arrangement described above are secured by 1,500,000 Shares.

     The 1996 employment agreement of Michael D. Fascitelli, President, provided in addition to his annual salary, that he receive a deferred payment (the "Deferred Payment") consisting of $5,000,000 in cash (which has been invested in marketable securities at the direction of Mr. Fascitelli) and a $20,000,000 convertible obligation payable in 919,540 Shares which are being held in an irrevocable trust for the benefit of Mr. Fascitelli. The Deferred Payment obligation to Mr. Fascitelli vested on December 2, 1997 and was scheduled to convert into Shares on November 30, 2001. The conversion date was extended to November 30, 2004. In addition, Mr. Fascitelli's 1996 employment agreement provided that he may borrow up to $10,000,000 from the Company during the term of his employment. As of December 31, 2001, the outstanding principal amount of loans by the Company to Mr. Fascitelli was $8,600,000. The loans, which were scheduled to mature in 2003, have been extended to 2006 in connection with the extension of Mr. Fascitelli's employment agreement, discussed below. The interest on the loans, which is payable quarterly, is 3.97% (based on the Applicable Federal Rate on the date the loans were extended). Further, in January 2002, Mr. Fascitelli was granted options to purchase 750,000 Shares, exercisable at the current market price on the date the options were granted. The options were granted in respect of services rendered in 2001.

     Effective January 1, 2002, the Company extended its employment agreement with Mr. Fascitelli for a five-year period through December 31, 2006. Pursuant to the extended employment agreement, he is entitled to receive a deferred payment on December 31, 2006 of 626,566 Shares, which are valued for compensation purposes at $27,500,000 (the value of Shares on March 8, 2002, the date the extended employment agreement was signed). The number of Shares was set by the Committee in December 2001 to achieve a value of $25,000,000, and has appreciated $2,500,000 to March 8, 2002. The Shares are being held in an irrevocable trust for the benefit of Mr. Fascitelli and will vest on December 31, 2002. Mr. Fascitelli will also receive regular annual cash compensation as determined by the Committee. Mr. Fascitelli may also borrow up to $20,000,000 from the Company during the term of his 2002 employment agreement reduced by the amount of his outstanding loans under his 1996 employment agreement, which was $8,600,000. Each loan will bear interest, payable quarterly, at the Applicable Federal Rate on the date the loan is made and will mature on the fifth anniversary of the loan. Payment of the additional loans and the outstanding $8,600,000 loan may be accelerated by the Company to the extent that the aggregate principal amount of such loans exceeds 50% of the sum of (i) the value of the 919,540 Shares payable to Mr. Fascitelli under the 1996 employment agreement and the 626,566 Shares payable to him under his extended employment agreement, and (ii) the amount by which the value of the Shares subject to options granted to Mr. Fascitelli by the Company exceeds the aggregate exercise price of such options.

     The employment agreement of David R. Greenbaum, President of the New York Office Division, provides that the Company will use best efforts annually to cause the Committee to grant Mr. Greenbaum an amount of options to purchase Shares that is comparable to the amount of options granted to senior executive officers of the Company. In January 2002, Mr. Greenbaum was granted options to purchase 125,000 Shares, exercisable at the current market price on the date the options were granted. The options were granted in respect of services rendered in 2001. Mr. Greenbaum's employment agreement provides that he may borrow up to $10,000,000 from the Company bearing interest at the Applicable Federal Rate. There were no outstanding loans as of December 31, 2001.

     The employment agreement of Joseph Macnow, Executive Vice
President -- Finance and Administration and Chief Financial Officer, provides that the Company will use best efforts annually to cause the Compensation Committee of the Board to grant Mr. Macnow options to purchase 75,000 Shares at a purchase price equal to the fair market value of the Shares on the dates the options are granted. In January 2002, Mr. Macnow was granted options to purchase 100,000 Shares, exercisable at the current market price on the date the option was granted. The options were granted in respect of services rendered in 2001.

     The employment agreement of Melvyn Blum, Executive Vice
President -- Development Division, provides that the Company will use best efforts annually to cause the Compensation Committee of the Board to grant Mr. Blum options to purchase 100,000 Shares at a purchase price equal to the fair market value of the Shares on the dates the options are granted. In January 2002, Mr. Blum was granted options to purchase 125,000 Shares, exercisable at the current market price on the date the options were granted. The options were granted in respect of services rendered in 2001. Mr. Blum's employment agreement provides that he may borrow up to $2,000,000 from the Company during the term of the agreement bearing interest at the Applicable Federal Rate. As of December 31, 2001, the outstanding principal amount of loans by the Company to Mr. Blum was $1,000,000.

     Section 162(m) of the Internal Revenue Code, which was adopted in 1993, provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to any individual named in the Summary Compensation Table which is not "performance based", as defined in Section 162(m). The Committee believes that it is in the best interests of the Company and its shareholders to comply with the limitations of Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting and motivating the Company's executive officers. Accordingly, to maintain flexibility in compensating executive officers in a manner designed to promote the goals of the Company and its shareholders, the Committee has not adopted a policy that all executive compensation must be deductible. The deferred payments made to Mr. Fascitelli pursuant to both his 1996 employment agreement and his 2002 employment agreement do not meet the requirements of
Section 162 (m) and will thus be subject to the $1,000,000 limitation when paid.

                                          STANLEY SIMON
                                          RICHARD WEST

             APPROVAL OF PROPOSAL TO AMEND THE DECLARATION OF TRUST
          OF THE COMPANY TO PERMIT THE BOARD OF TRUSTEES TO EXEMPT ANY
                   INDIVIDUAL PERSON FROM THE OWNERSHIP LIMIT

     The Board of Trustees believes that it is in the best interests of the Company and its shareholders to amend the Declaration of Trust to increase the Board of Trustees' flexibility with respect to restrictions on the ownership of shares of the Company while at the same time maintaining safeguards against an inadvertent loss of the Company's status as a real estate investment trust ("REIT").


     The Declaration of Trust contains a number of provisions that restrict the ownership and transfer of shares. These provisions seek to safeguard the Company against an inadvertent loss of its REIT status and to deter non-negotiated acquisitions of, and proxy fights for, the Company by a third party. For the Company to maintain its qualification as a REIT under the Internal Revenue Code (the "Code"), not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year.



     The Declaration of Trust restricts, with some exceptions, shareholders from owning more than 6.7% of the Shares (the "Ownership Limit"). The current provisions of the Declaration of Trust give the Board limited flexibility with respect to the Ownership Limit. First, the Board has the authority to increase up to 9.9% the Ownership Limit with respect to an entire class of shares of the Company. Second, the Board, with a ruling from the Internal Revenue Service or an opinion of counsel, has the authority to exempt certain entities from the Ownership Limit with respect to a class of shares of the Company. However, these provisions do not authorize the Board to exempt individuals. The Board believes it needs greater flexibility to exempt key employees and other individuals from the Ownership Limit (within appropriate parameters) in situations where it believes doing so is in the best interests of the Company and its shareholders. If this proposal is approved, the Board intends to grant Mr. Fascitelli, the Company's President, an exemption from the Ownership Limit based upon the number of Shares he currently owns and has rights to acquire. Any such exemption would not exceed the 9.9% limit.


     Accordingly, the Board of Trustees has unanimously adopted a resolution declaring that it is advisable and in the best interests of the Company to make the changes to Article VI, Section 6.6(l)(1) of the Declaration of Trust that are indicated in the attached Annex A of this proxy statement.


     The proposed amendment will permit the Board of Trustees to exempt any individual from the Ownership Limit with respect to a class of the Company's shares so long as that individual does not acquire Beneficial Ownership of more than 9.9% of the shares of that class. Without this amendment, the Board of Trustees would have to increase the Ownership Limit with respect to an entire class of shares if it wanted any individual's ownership to exceed the then current Ownership Limit. At the same time, the amended Declaration of Trust will maintain safeguards against an inadvertent loss of the Company's REIT status and continue to deter non-negotiated acquisitions of, and proxy fights for, the Company by a third party. The Board of Trustees will only grant an exemption to any individual person, if the Board of Trustees is satisfied that the exemption is in the best interests of the Company and its shareholders.


     THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND ARTICLE VI, SECTION 6.6(l)(1) OF THE COMPANY'S DECLARATION OF TRUST TO PERMIT THE BOARD OF TRUSTEES TO EXEMPT ANY INDIVIDUAL PERSON FROM THE OWNER-

SHIP LIMIT. Proxies will be voted for the proposal unless specified otherwise in the proxies. The affirmative vote of holders of at least two-thirds of the outstanding Shares is required for approval of this proposal. Consequently, any shares not voted (whether by abstentions, broker non-votes or otherwise) will have the same effect as votes against the proposed amendment to the Company's Declaration of Trust. If this proposal is approved by the shareholders, it will become effective upon the filing of Articles of Amendment with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable after approval.

                     APPROVAL OF PROPOSAL TO ADOPT THE 2002
                               OMNIBUS SHARE PLAN

     The Board of Trustees is asking shareholders to approve and adopt the 2002 Omnibus Share Plan of Vornado Realty Trust (the "Omnibus Share Plan" or the "Plan"). The Omnibus Share Plan is intended to supersede and replace the 1993 Omnibus Share Plan currently in effect and the allocation of Shares thereunder.


     The purpose of the Omnibus Share Plan is to promote the financial interests of the Company by encouraging its employees and the employees of its subsidiaries, including officers (together, the "Employees"), its non-employee trustees and non-employee directors of its subsidiaries (together, the "Non-Employee Trustees"), and certain non-employee advisors and consultants that provide bona fide services to the Company or its subsidiaries (together, the "Consultants") to acquire an ownership position in the Company, enhancing its ability to attract and retain Employees, Non-Employee Trustees and Consultants of outstanding ability and providing such Employees, Non-Employee Trustees and Consultants with a way to acquire or increase their proprietary interest in the Company's success. This is the same general purpose as that of the 1993 Omnibus Share Plan.



     The Board of Trustees and the Compensation Committee have determined that it is in the best interest of the Company and its shareholders to adopt the Omnibus Share Plan and to terminate the 1993 Omnibus Share Plan upon approval of the Omnibus Share Plan by the shareholders. No further grants will be awarded under the 1993 Omnibus Share Plan following the approval of this Plan. The term of the 1993 Omnibus Share Plan currently in effect is scheduled to expire on May 6, 2003. Approval of the Omnibus Share Plan will permit the continuation of the purpose of the 1993 Omnibus Share Plan through the awards of stock options and other equity related grants. In addition, approval of the Omnibus Share Plan will insure that there is an adequate number of Shares available for awards under the Omnibus Share Plan by providing for a maximum aggregate of 10,000,000 Shares for which awards may be granted. Of the 25,000,000 Shares currently authorized under the 1993 Omnibus Share Plan, 2,700,436 Shares remained available for issuance as of April 22, 2002. The Omnibus Share Plan will also increase from 5,000,000 under the 1993 Omnibus Share Plan to 10,000,000 the maximum number of Shares which may be subject to awards of stock options and stock appreciation rights to any participant. Finally, the Omnibus Share Plan will extend the eligibility under the Plan to include Non-Employee Trustees and Consultants. The other material terms of the Omnibus Share Plan are discussed below.


     A copy of the full text of the Omnibus Share Plan is attached as Annex B to this proxy statement and the summary below of the Omnibus Share Plan is qualified in its entirety by the attached copy of the Plan. For additional information regarding stock options granted to executive officers, see "Executive Compensation".

TERMS OF THE OMNIBUS SHARE PLAN


     Under the Omnibus Share Plan, eligible participants in the Plan may be granted awards of stock options, stock appreciation rights, performance shares and restricted stock. With respect to Employees and Consultants, the Omnibus Share Plan is administered by the Compensation Committee, and with respect to Non-Employee Trustees by the Board of Trustees. We refer to the Board of Trustees and the Compensation Committee in their capacity as administrator of the Omnibus Share Plan as the Applicable Plan Administrator. The Compensation Committee is authorized to select Employees and Consultants and the Board of Trustees is authorized to select Non-Employee Trustees, in each case, to receive awards, determine the type of awards to be made, determine the number of Shares or Share units subject to any award and the other terms and conditions of such awards. All Employees who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Compensation Committee, are eligible to receive awards under the Plan. As such criteria are subjective in nature, the Company cannot accurately estimate the number of persons who may be included in the class of Employees or Consultants eligible to receive awards from time to time. Also eligible are Non-Employee Trustees, as determined by the Board of Trustees.


     Except as determined by the Applicable Plan Administrator, with respect to the transferability of stock options by a participant to such participant's immediate family members (or trusts, partnerships or limited liability companies established for such immediate family members), the awards are not assignable or transferable except by will or the laws of descent and distribution and no right or interest of any participant may be subject to any lien, obligation or liability of the holder.


     The maximum aggregate number of Shares which may be issued under the Plan will be 10,000,000. The fair market value of one Share of the Company on April 22, 2002 was $44.60 per Share.


     The Omnibus Share Plan will be effective upon approval and adoption by the shareholders and has a term of ten years from its effective date. The Board of Trustees may amend or terminate the Omnibus Share Plan or any portion of the Omnibus Share Plan at any time. However, the Internal Revenue Code and the rules of the New York Stock Exchange may require shareholder approval of certain amendments.

  Stock Options


     Stock options entitle the holder to purchase the Company's Shares at a per Share price determined by the Applicable Plan Administrator, which in no event may be less than the fair market value of the Shares on the date of grant. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or "non-qualified" stock options. Stock options are exercisable for such period as is determined by the Applicable Plan Administrator, but in no event may options be exercisable after 10 years from the date of grant. The option price for Shares purchased upon the exercise of an option must be paid in full at the time of exercise and may be paid in cash, by tender of Shares, by such other consideration as Applicable Plan Administrator deems appropriate or by a combination of cash, Shares and such other consideration.

     The Plan provides for the grant of "reload stock options", at the discretion of Applicable Plan Administrator to a participant who uses Shares owned by the participant to pay all or a part of the exercise price of a stock option (including a reload stock option). A reload stock option will cover the number of Shares tendered in payment of the exercise price and will have a per Share exercise price not less than the fair market value of the Shares on the date of grant of the reload stock option.

     Upon the grant or exercise of an incentive stock option, no income will be recognized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. If the Shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the Shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such Shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If such Shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the Shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction. The amount by which the fair market value of the Shares at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference which could subject the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

     Upon the grant of a non-qualified option, no income will be realized by the optionee, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the Shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee and the Company will be entitled to a corresponding deduction. All option grants to Non-Employee Trustees and Consultants are treated as non-qualified options for Federal income tax purposes.

     Under Section 162(m) of the Internal Revenue Code and the regulations issued thereunder, the Company's Federal income tax deduction for compensation paid in any year to the Company's chief executive officer or any of its other four most highly compensated named executive officers is limited to $1,000,000, except to the extent it is considered to be performance-based compensation. Compensation realized upon the exercise of stock options and stock appreciation rights under the Omnibus Share Plan will be treated as performance-based compensation.

  Stock Appreciation Rights

     Stock appreciation rights entitle the holder to receive from the Company an amount equal to the amount by which the fair market value of a Share on the date of exercise exceeds the grant price. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option or may be freestanding and unrelated to a stock option and may not be exercised earlier than six months after grant except in the event of the holder's death or disability. The Applicable Plan Administrator is authorized to determine whether a stock appreciation right will be settled in cash, Shares or a combination thereof.

  Performance Shares

     Performance share awards consist of a grant of actual Shares or Share units having a value equal to an identical number of the Company's Shares in amounts determined by the Applicable Plan Administrator at the time of grant. Performance share awards consisting of actual Shares entitle the holder to receive Shares in an amount based upon performance conditions of the Company over a performance period as determined by the Applicable Plan Administrator at the time of grant. Such performance share awards may provide the holder with dividends and voting rights prior to vesting. Performance share awards consisting of Share units entitle the holder to receive the value of such units in cash, Shares or a combination thereof based upon performance conditions and over a performance period as determined by the Applicable Plan Administrator at the time of grant. Such performance share awards may provide the holder with dividend equivalents prior to vesting.

  Restricted Stock

     Restricted stock awards consist of a grant of actual Shares or Share units having a value equal to an identical number of Shares of the Company. Restricted stock awards consisting of actual Shares entitle the holder to receive Shares of the Company. Such restricted stock awards may provide the holder with dividends and voting rights prior to vesting. Restricted stock awards consisting of Share units entitle the holder to receive the value of such units in cash, Shares or a combination thereof as determined by the Applicable Plan Administrator. Such restricted stock awards may provide the holder with dividend equivalents prior to vesting. The employment conditions and the length of the period for vesting of restricted stock awards are established by the Applicable Plan Administrator at time of grant.

     THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE COMPANY'S 2002 OMNIBUS SHARE PLAN. Proxies will be voted for the proposal unless specified otherwise in the proxies. The affirmative vote of holders of the majority of the votes cast on the proposal is required for approval of the 2002 Omnibus Share Plan, provided that the total vote cast on the proposal represents a majority in interest of all securities entitled to vote on the proposal. For purposes of the vote on this proposal, abstentions and broker non-votes will have the effect of a vote against the proposal, unless holders of a majority in interest of all securities entitled to vote on the proposal cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

                        SHAREHOLDER PROPOSAL RELATING TO
                   DECLASSIFICATION OF THE BOARD OF TRUSTEES

     In accordance with the rules of the Securities and Exchange Commission, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which the Company and the Board accept no responsibility. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting by the shareholder proponent. As explained below, the Board of Trustees recommends that you vote AGAINST the shareholder proposal.

     Service Employees International Union, 1313 L Street NW, Washington, D.C. 20005, reporting beneficial ownership of 96 Shares, has given notice that it intends to present the following resolution at the Annual Meeting.

RESOLUTION

     RESOLVED: That the shareholders of Vornado Realty Trust urge the Board of Trustees take the necessary steps to declassify the Board of Trustees for the purpose of Trustee elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of Trustees previously elected.

SUPPORTING STATEMENT

     We believe the election of Trustees is the most powerful way that shareholders influence the strategic direction of our company. Currently the Board of Trustees of Vornado Realty Trust is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Trustees is not in the best interests of Vornado Realty Trust and its shareholders. The elimination of the staggered board would require each Trustee to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each Trustee individually. Concerns that the annual election of Trustees would leave Vornado Realty Trust without experienced board members in the event that all incumbents are voted out are unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent Trustees' contributions were not valued.

     A classified Board of Trustees protects the incumbency of the Board of Trustees and current management, which in turn limits accountability to stockholders. It is our belief Vornado Realty Trust's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the Company. While Vornado Realty Trust's current performance is good, we believe sound corporate governance practices, such as the annual election of Trustees, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term.

     Classified boards like ours have become increasingly unpopular in recent years. Last year a majority of shareholders supported proposals asking their boards to repeal classified board structures at a number of respected companies, including Kroger, Merck, Airborne, Albertson's Inc., U.S. Bancorp, Delphi Automotive, Maytag, United Health Group, Wisconsin Energy, and Alaska Air Group.

     For a greater voice in the governance of Vornado Realty Trust and annual Board of Trustees accountability, we ask shareholders to vote YES on this proposal.

BOARD OF TRUSTEES STATEMENT OPPOSING
SHAREHOLDER PROPOSAL

     The Board believes that declassification of the Board of Trustees would not serve the best interests of the Company and its shareholders. Accordingly, the Board of Trustees recommends a vote AGAINST the proposed resolution for reasons explained below.

     The Company's Declaration of Trust provides for the Board to be divided into three classes of trustees serving staggered three-year terms (classified board). The Company has achieved its current size and success under the guidance of a classified board.

     The classified board provides enhanced continuity and stability in the Board's business strategies and policies. At all times, two-thirds of the trustees will have had prior experience and familiarity with the Company's business and affairs. This enables the trustees to build on past experience and plan for a reasonable period into the future. A classified board encourages long term focus in the management of the business and affairs of the Company. In addition to providing experienced trustees, a staggered board helps the Company attract and retain highly qualified individuals willing to commit the time and resources necessary to understand the Company, its operations and its competitive environment.

     Board classification may further give the Company valuable protection against an unsolicited takeover unfavorable to shareholders. A classified board permits a more orderly process for trustees to consider any takeover bids and to explore all alternatives to maximize shareholder value. The classified board makes it more likely that persons who may seek to acquire control of the Company will initiate such action through negotiations with the Board. At least two meetings of shareholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of trustees provides the Board with an adequate opportunity to fulfill its duties to the Company's shareholders to review any takeover proposal, study appropriate alternatives and act in the best interests of the Company.

     THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE PROPOSAL RELATING TO THE DECLASSIFICATION OF THE BOARD OF TRUSTEES. The affirmative vote of a majority of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for approval of this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Shareholder approval of this proposal would not result in annual election of Trustees because this is only a recommendation to the Board of Trustees who must propose an amendment of the Declaration of Trust subject to a separate shareholder vote to declassify the Board of Trustees.

                               PERFORMANCE GRAPH


     The following performance graph compares the Company's Share price performance to the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and to the published National Association of Real Estate Investment Trusts ("NAREIT") All Equity Index (excluding Health Care REITs). The graph assumes that $100 was invested on December 31, 1996 in each of the Shares, the S&P 500 Index and the NAREIT All Equity Index, and that all dividends were reinvested. THERE CAN BE NO ASSURANCE THAT PERFORMANCE OF THE COMPANY'S SHARES WILL CONTINUE IN LINE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH BELOW.


                            [PERFORMANCE LINE GRAPH]

------------------------------------------------------------------------------------------------------------------------
                                                               1996      1997      1998      1999      2000      2001
------------------------------------------------------------------------------------------------------------------------
 Vornado                                                        100       184       137       140       172       186
 S&P 500 Index                                                  100       133       171       208       189       166
 The NAREIT All Equity Index(1)                                 100       120        99        95       120       136

---------------
(1) Excluding Health Care REITs.

                           PRINCIPAL SECURITY HOLDERS


     The following table sets forth the beneficial ownership of Shares and Class A Units and those units convertible into Class A Units of limited partnership interest (collectively, "Units") in Vornado Realty L.P., a Delaware limited partnership (the "Operating Partnership"), of (i) each person holding more than a 5% interest in the Company or the Operating Partnership (other than the Company), (ii) trustees of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table set forth below, and (iv) the trustees and executive officers of the Company as a group. Unless otherwise noted, the address of all such persons is c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019.



                                                             NUMBER OF
                                                             SHARES OF
                                                            COMMON STOCK                PERCENT OF
                                                             AND UNITS     PERCENT OF   ALL SHARES
                                                            BENEFICIALLY   ALL SHARES   AND UNITS
NAME OF BENEFICIAL OWNER                                    OWNED(1)(2)    (1)(2)(3)    (1)(2)(4)
------------------------                                    ------------   ----------   ----------
NAMED EXECUTIVE OFFICERS AND TRUSTEES
Steven Roth(5)(6)(7)......................................   17,500,800       15.9%        12.6%
Russell B. Wight, Jr.(5)(8)...............................   12,949,800       12.2%         9.5%
David Mandelbaum(5).......................................   13,261,998       12.5%         9.8%
Michael D. Fascitelli(7)(9)...............................    6,607,540        5.9%         4.7%
Robert P. Kogod...........................................    4,067,885        3.8%         3.0%
Robert H. Smith...........................................    4,425,476        4.1%         3.3%
David R. Greenbaum(7).....................................    1,752,422        1.6%         1.3%
Joseph Macnow(7)..........................................      627,200          *            *
Melvyn Blum(7)............................................      298,898          *            *
Ronald Targan.............................................      750,000          *            *
Stanley Simon.............................................       75,000          *            *
Richard West(10)..........................................       21,000          *            *
All trustees and executive officers as a group (19
  persons)................................................   38,534,408       32.5%        26.1%
OTHER BENEFICIAL OWNERS
Interstate(5).............................................   12,443,000       11.7%         9.2%
Cohen & Steers Capital Management, Inc.(11)...............    8,932,250        8.4%         6.6%


---------------
  *  Less than 1%.


 (1) Unless otherwise indicated, each person is the direct owner of, and has sole investment power with respect to, such Shares and Units. Numbers and percentages in table are based on 106,499,930 Shares and 29,157,292 Units (other than Units held by the Company) outstanding as of April 22, 2002.



 (2) In April 1997, the Company transferred substantially all of its assets to the Operating Partnership. As a result, the Company now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. The Company is the sole general partner of, and owned approximately 79% of the common limited partnership interest in, the Operating Partnership as of April 22, 2002. At any time after one year from the date of issuance (or two years in the case of certain holders), holders of Units (other than the Company) have the right to have their Units redeemed in whole or in part by the Operating Partnership for cash equal to the fair market value, at the time of redemption, of one Share for each Unit redeemed or, at the option of the Company, one Share for each Unit tendered, subject to customary antidilution provisions (the "Unit Redemption Right"). Holders of Units may be able to sell Shares received upon the exercise of their Unit Redemption Right in the public market pursuant to registration rights agreements with the Company. The Company has filed registration statements with the Securities and Exchange Commission to register certain of the Shares issuable upon the exercise of the Unit Redemption Right.

 (3) Assumes that all Units held by the beneficial owner are redeemed for Shares. The total number of Shares or Units outstanding used in calculating this percentage assumes that all Shares or Units that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the redemption of Units for Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

 (4) Assumes that all Units with the right to redeem within 60 days are redeemed for Shares.

 (5) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the three general partners, owns 12,443,000 Shares. These Shares are included in the total Shares and the percentage of class for each of them and for Interstate. Messrs. Roth, Wight and Mandelbaum share voting power and investment power with respect to these Shares.

 (6) Includes 52,800 Shares owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and investment power. Does not include 36,000 Shares owned by Mr. Roth's wife, as to which Mr. Roth disclaims any beneficial interest.


 (7) The number of Shares beneficially owned by the following persons includes the number of Shares indicated due to the vesting of options: Steven
     Roth -- 3,505,000; Michael D. Fascitelli -- 5,688,000; David R. Greenbaum--1,004,000; Joseph Macnow -- 625,500; Melvyn Blum -- 150,750; and all trustees and executive officers as a group -- 12,043,511.



 (8) Includes 51,800 Shares owned by the Wight Foundation, over which Mr. Wight holds sole voting power and investment power. Does not include 2,000 shares owned by Mr. Wight's children and 15,000 shares owned by Mr. Wight's wife, as to which Mr. Wight disclaims any beneficial interest.


 (9) Includes 919,540 Shares held in a trust for the benefit of Mr. Fascitelli. Amount does not include Mr. Fascitelli's right to receive 626,566 Shares pursuant to his 2002 employment agreement, which right will vest on December 31, 2002. Although these shares have been issued, Mr. Fascitelli does not have the right to vote or dispose of these shares.

(10) Mr. West and his wife own 3,000 of these Shares jointly. Mr. West holds 18,000 of these Shares in self-directed Keogh accounts.


(11) Based on Schedule 13G filed on February 13, 2002, Cohen & Steers Capital Management, Inc. has the sole power to vote or to direct the vote of 7,744,550 Shares and has the sole power to dispose or to direct the disposition of 8,932,250 Shares. The address of this beneficial owner is 757 Third Avenue, New York, New York 10017. These numbers do not include the 884,543 Shares that the Company sold to Cohen & Steers Quality Income Realty Fund, Inc. pursuant to a purchase agreement dated February 25, 2002 by and between the Company, Vornado Realty L.P. and the fund, and as further described in the Company's prospectus supplement filed with the SEC on February 27, 2002.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation during each of the past three fiscal years for each of the five highest paid executive officers of the Company whose total compensation aggregated $100,000 or more in 2001 ("Covered Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG
                                            ANNUAL COMPENSATION                 TERM
                                  ----------------------------------------    COMPEN-
                                                          PARK                 SATION
                                                         LAUREL                AWARDS
                                                        INCENTIVE            ----------   ALL OTHER
                                                         COMPEN-             SECURITIES    COMPEN-
NAME AND                           SALARY      BONUS     SATION     OTHER    UNDERLYING    SATION
PRINCIPAL POSITION         YEAR      ($)        ($)      PLAN(1)    ($)(2)   OPTIONS(3)    ($)(4)
------------------         ----   ---------   -------   ---------   ------   ----------   ---------
Steven Roth                2001   1,000,000   550,000   1,500,000       --     750,000      80,641
  Chairman and Chief       2000     650,000   600,000          --       --   1,500,000      80,919
  Executive Officer        1999     625,000   400,000          --       --   1,000,000      73,145
Michael Fascitelli         2001   1,000,000   550,000   1,500,000       --     750,000      10,799
  President                2000     625,000   625,000          --       --   1,400,000       9,545
                           1999     600,000   400,000          --       --     750,000       5,629
David R. Greenbaum         2001     525,000   350,000     350,000       --     125,000      28,816
  Chief Executive          2000     500,000   300,000          --       --     200,000      32,156
  Officer of the           1999     450,000   100,000          --       --     150,000      12,115
  New York Office
  Division
Joseph Macnow              2001     520,000   150,000     350,000       --     100,000      88,043
  Executive Vice           2000     500,000   150,000          --   74,817     150,000      86,357
  President -- Finance     1999     450,000   100,000          --   69,271     125,000      84,870
  and Administration,
  Chief Financial Officer
Melvyn Blum                2001     520,000   250,000     350,000       --     125,000      39,138
  Executive Vice           2000     451,923   200,000          --       --     225,000      31,861
  President --
  Development
  Division(5)

---------------
(1) Represents one-time awards that were granted pursuant to the Park Laurel Joint Venture's incentive compensation plan. The Park Laurel Joint Venture, of which the Company owns a 69% interest, was formed in 1997 to develop and sell residential condominiums at a property in New York City. In its 2001 financial statements, the Company recorded a pre-tax gain of $22,736,000 which is after a charge of $5,779,000 ($3,953,000 after tax benefit) for awards paid under the joint venture's incentive compensation plan, including those noted above.

(2) Represents the forgiveness by the Company of one-fifth of the loan amount (together with interest) due from Mr. Macnow. The loan was issued in connection with Mr. Macnow's option exercises in prior years. The Company agreed that on each January 1st (commencing January 1, 1997) it would forgive one-fifth of the amount due from Mr. Macnow, provided he remained an employee of the Company. As of December 31, 2001, the loan has been completely forgiven.

(3) Options are exercisable 34% twelve months after grant, and 33% after each of the following two twelve-month periods.

(4) Represents annual amounts of (i) employer-paid contributions to the Company's 401(k) retirement plan and (ii) Company-paid whole life insurance premiums. Employer contributions to the Company's 401(k) retirement plan become vested 100% after the completion of five years of eligible service. The whole life insurance policies provide coverage in an amount equal to the excess of the amount covered under the Company's non-discriminatory group term life insurance benefit for all full-time employees (i.e., two times salary) over the benefit cap imposed by the term insurance carrier.

(5) Mr. Blum's employment with the Company commenced on January 24, 2000.

     The following table lists all grants of share options to the Covered Executives made in respect of services performed in 2001 and their potential realizable values, assuming annualized rates of share price appreciation of 5% and 10% over the term of the grant. All of such grants were made on January 28, 2002. The Company has not, to date, granted any share appreciation rights.

                             OPTION GRANTS FOR 2001

                                                                                       POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                           VALUE AT
                                               ----------------------                     ASSUMED ANNUAL
                                               % OF TOTAL                                    RATES OF
                                  NUMBER OF     OPTIONS                                     SHARE PRICE
                                    SHARES     GRANTED TO   EXERCISE                     APPRECIATION FOR
                                  UNDERLYING   EMPLOYEES     OR BASE                      OPTION TERM(2)
                                   OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   -------------------------
NAME                               GRANTED        YEAR      SHARE(1)       DATE          5%            10%
----                              ----------   ----------   ---------   ----------   -----------   -----------
Steven Roth                        750,000         18%       $42.13     1/28/2012    $19,871,498   $50,358,277
Michael D. Fascitelli              750,000         18%       $42.13     1/28/2012    $19,871,498   $50,358,277
David R. Greenbaum                 125,000          3%       $42.13     1/28/2012    $ 3,311,916   $ 8,393,046
Joseph Macnow                      100,000          2%       $42.13     1/28/2012    $ 2,649,533   $ 6,714,437
Melvyn Blum                        125,000          3%       $42.13     1/28/2012    $ 3,311,916   $ 8,393,046

---------------
(1) The exercise or base price per Share is equal to the current market price on the date the option was granted.

(2) Potential Realizable Value is based on the assumed annual growth rates for the market value of the Shares shown over the option's ten-year term. For example, a 5% growth rate, compounded annually, results in a price of $68.63 per Share and a 10% growth rate, compounded annually, results in a price of $109.27 per Share. These Potential Realizable Values are listed to comply with the regulations of the Securities and Exchange Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on share option exercises are dependent on the future performance of the Shares.

     The following table summarizes all exercises of options during 2001, and the number and value of options held at December 31, 2001, by the Covered Executives.

         AGGREGATED OPTION EXERCISES IN 2001 AND YEAR END OPTION VALUES

                                                                  NUMBER OF
                                                                 SECURITIES               VALUE OF
                                                                 UNDERLYING             UNEXERCISED
                                                                 UNEXERCISED            IN-THE-MONEY
                                        SHARES                 OPTIONS/SARS AT           OPTIONS AT
                                       ACQUIRED                   12/31/01                12/31/01
                                          ON       VALUE        EXERCISABLE/            EXERCISABLE/
NAME                                   EXERCISE   REALIZED      UNEXERCISABLE          UNEXERCISABLE
----                                   --------   --------   -------------------   ----------------------
Steven Roth                              --          --      2,680,000/1,320,000   $10,905,000/13,365,000
Michael D. Fascitelli                    --          --      4,978,500/1,171,500    72,645,420/11,987,580
David R. Greenbaum                       --          --          888,500/181,500      7,961,980/1,826,220
Joseph Macnow                            --          --          534,750/140,250      7,747,545/1,402,830
Melvyn Blum                              --          --           76,500/148,500        827,730/1,606,770

EMPLOYEE RETIREMENT PLAN

     Effective December 31, 1997, the Company froze the employee retirement plan which provided retirement benefits to full-time employees of the Company. Benefits under the plan will continue to vest upon the completion of five years of service for all eligible employees. However, employees do not earn any additional benefits after December 31, 1997. In addition, no new participants are eligible to enter the frozen plan. Annual retirement benefits are equal to 1% of the participant's base salary for each year of service. However, the portion of retirement benefits payable for service prior to plan participation is equal to 1% of the participant's base salary as of December 31 of the year before the participant began to participate in the plan for each year of the participant's past service.

     The amounts shown below are the estimated annual benefits (payable in the form of a life annuity) for each of the Covered Executives who is a participant in the plan payable upon normal retirement at age 65. The estimated annual benefit payable at age 65 to Mr. Roth is $45,003; and to Mr. Macnow, $29,002.

EMPLOYMENT CONTRACTS

  Michael D. Fascitelli

     Mr. Fascitelli had a five-year employment agreement which commenced on December 2, 1996 pursuant to which he served as President of the Company. The employment agreement had an initial term of five years and provided that, commencing on December 1, 2000, and on each December 1 thereafter, the employment term would automatically be extended for one additional year unless either the Company or Mr. Fascitelli gave written notice not to extend the agreement three months before such date. Mr. Fascitelli's agreement provided for an annual base salary of not less than $600,000. In January 2000, Mr. Fascitelli's base salary was increased to $625,000 and in March 2001 it was increased to $1,000,000. In addition to his annual salary, at the commencement of Mr. Fascitelli's 1996 employment agreement, Mr. Fascitelli received a deferred payment (the "Deferred Payment") consisting of $5,000,000 in cash (which has been invested in marketable securities at the direction of Mr. Fascitelli) and a $20,000,000 convertible obligation payable in 919,540 Shares which are being held in an irrevocable trust for the benefit of Mr. Fascitelli. The

Deferred Payment obligation to Mr. Fascitelli vested on December 2, 1997 and was scheduled to convert into Shares on November 30, 2001. The conversion date was extended to November 30, 2004. In addition, Mr. Fascitelli's 1996 employment agreement provided that he may borrow up to $10,000,000 from the Company during the term of his employment. As of December 31, 2001, the outstanding principal amount of loans by the Company to Mr. Fascitelli was $8,600,000. The loans, which were scheduled to mature in 2003, have been extended to 2006 in connection with the extension of Mr. Fascitelli's employment agreement, discussed below. In January 2002, Mr. Fascitelli was granted options to purchase 750,000 Shares, exercisable at the current market price on the date the option was granted. These options were granted in respect of services rendered in 2001.

     Effective January 1, 2002, the Company extended its employment agreement with Mr. Fascitelli for a five-year period through December 31, 2006. The 2002 employment agreement provides that, commencing on January 1, 2006, and on each January 1 thereafter, the employment term will automatically be extended for one additional year unless either the Company or Mr. Fascitelli gives written notice not to extend the agreement three months before such date. The 2002 employment agreement provides for an annual base salary of not less than $1,000,000. In addition to his annual salary, he will be entitled to a deferred payment consisting of 626,566 convertible units on December 31, 2006, with each unit representing one Share. Accordingly, 626,566 Shares are being held in an irrevocable trust for the benefit of Mr. Fascitelli. The 626,566 Shares will vest on December 31, 2002 unless he voluntarily terminates his employment with the Company without good reason or the Company terminates his employment for cause. Mr. Fascitelli may also borrow up to $20,000,000 from the Company during the term of his 2002 employment agreement reduced by the amount of his outstanding loans under his 1996 employment agreement, which was $8,600,000. The loans will bear interest at the Applicable Federal Rate and will mature on the fifth anniversary the loan was made. Payment of the additional loans and the outstanding $8,600,000 loan may be accelerated by the Company to the extent that the aggregate principal amounts of such loans exceeds 50% of the sum of (i) the value of the 919,540 Shares payable to Mr. Fascitelli under the 1996 employment agreement and the 626,566 Shares payable to him under his extended employment agreement, and (ii) the amount by which the value of the Shares subject to options granted to Mr. Fascitelli by the Company exceeds the aggregate exercise price of such options. In accordance with the terms of his employment agreement, Mr. Fascitelli has also been given the use of a company automobile. The 2002 agreement also provides (as did the 1996 agreement) that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include a change in Mr. Fascitelli's responsibilities, change in control of the Company, relocation of the Company or the failure of the Company to comply with the terms of the agreement), payment of his base salary shall continue for three years, offset in the second and third years for compensation received from another employer, and benefits to him and his family shall continue for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  David R. Greenbaum

     Mr. Greenbaum has an employment agreement which commenced on April 15, 1997 pursuant to which he serves as President of the New York Office Division of the Company. The employment agreement provides that, commencing on April 30, 2000, and on each April 30 thereafter, the employment term shall automatically be extended for one additional year unless either the Company or Mr. Greenbaum give written notice not to extend the agreement three months before such date. The employment agreement provides for annual base salary of not less than $425,000. In March 2001, Mr. Greenbaum's base salary was increased to $525,000. Mr. Greenbaum's employment agreement provides that the Company shall use best efforts to cause the Compensation Committee of the Board to grant Mr. Greenbaum a number of options that is comparable to the number of shares granted to other senior executives of the Company. In January 2002, Mr. Greenbaum was granted options to purchase 125,000 Shares, exercisable at the current market price on the date of grant. These options were granted in respect of services rendered in 2001. Mr. Greenbaum also may receive loans of up to $10,000,000 from the Company during the term of the employment agreement. During 2001, Mr. Greenbaum had borrowed $1,000,000 from the Company which was fully repaid on December 28, 2001. In accordance with the terms of his employment agreement, he has also been given the use of a Company automobile.


     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in Mr. Greenbaum's responsibilities, change in control of the Company, relocation of the New York Office Division's principal executive offices or the failure of the Company to comply with the terms of the agreement), Mr. Greenbaum will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination and (b) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  Joseph Macnow

     Mr. Macnow has an employment agreement which commenced on January 1, 1998 pursuant to which Mr. Macnow serves as Executive Vice President -- Finance and Administration and Chief Financial Officer. The employment agreement provides that, commencing on December 31, 2003, and on each December 31 thereafter, the employment term shall automatically be extended for one additional year unless either the Company or Mr. Macnow gives written notice not to extend the agreement three months before such date. The employment agreement provides for annual base salary of not less than $520,000, subject to increases in the second and third years by a factor equal to 125% of the percentage increase in the prior year's consumer price index; use of a company automobile; and an undertaking by the Company to use best efforts to cause the Compensation Committee of the Board to grant Mr. Macnow options to purchase 75,000 Shares during each of the three years at a purchase price equal to the fair market value of the Shares on the dates the options are granted. In January 2002, Mr. Macnow was granted options to purchase 100,000 Shares exercisable at the current market price on the date the options were granted. The options were granted in respect of services rendered in 2001.

     The agreement also provides that if Mr. Macnow's employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of Vornado's principal executive offices or the failure of the Company to comply with the terms of the agreement), he will receive: (a) a lump sum payment of three times the sum of (i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination; (b) immediate vesting in any stock options granted to him by the Board; and (c) continued provision of benefits to him and his family for three years. The agreement further provides that if Mr. Macnow's employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  Melvyn Blum

     Mr. Blum has an employment agreement which commenced on January 24, 2000 pursuant to which he serves as Executive Vice-President -- Development Division of the Company. The employment agreement provides that, commencing on January 23, 2005, and on each January 23 thereafter, the employment term shall automatically be extended for one additional year unless either the Company or Mr. Blum give written notice not to extend the agreement three months before such date. The employment agreement provides for annual base salary of not less than $500,000. Mr. Blum also received 148,148 restricted Shares that vest over a five-year period. Mr. Blum's employment agreement provides that the Company shall use best efforts to cause the Compensation Committee of the Board to grant Mr. Blum options to purchase 100,000 Shares during each of the five years of his original employment agreement at a purchase price equal to the fair market value of the Shares on the dates the options are granted. In January 2002, Mr. Blum was granted options to purchase 125,000 Shares, exercisable at the current market price on the date of grant. The options were granted in respect of services rendered in 2001. Mr. Blum also may receive loans of up to $2,000,000 from the Company during the term of the employment agreement. As of December 31, 2001, Mr. Blum had borrowed $1,000,000 from the Company.

     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in Mr. Blum's responsibilities, change in control of the Company, relocation of Vornado's principal executive offices or the failure of the Company to comply with the terms of the agreement), Mr. Blum will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination; (b) immediate vesting in any stock options and restricted shares granted to him by the Board; and (c) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

COMPENSATION OF TRUSTEES

     Trustees who are not employees of the Company are compensated with an annual fee for their services as trustees plus meeting fees for each meeting of the Board or any committee of the Board which the respective trustee attended. The Company compensated Messrs. Wight, Mandelbaum and Targan at a rate of $25,000 per year for serving as trustees plus $750 for each meeting of the

Board or of any committee of the Board which the trustee attended. The Company compensated Stanley Simon and Richard West at a rate of $50,000 per year in addition to $750 for each meeting. Messrs. Roth and Fascitelli received no compensation for their serving as trustees.

     Mr. Kogod will be compensated at a rate of $25,000 per year for serving as trustee plus $750 for each meeting of the Board which he will attend. Mr. Smith will be compensated as an executive officer of the Company and will receive no compensation for his serving as trustee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee, consisting of Messrs. Simon and West, grants awards under the Company's 1993 Omnibus Share Plan and makes all other executive compensation determinations. Messrs. Roth and Fascitelli are the only officers or employees of the Company or any of its subsidiaries who are members of the Board. There are no interlocking relationships involving the Company's Board which require disclosure under the executive compensation rules of the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Formation of the Operating Partnership and Transactions Involving the Mendik Group

     In April 1997, the Company transferred substantially all of its assets to the Operating Partnership. As a result, the Company conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. The Company is the sole general partner of, and owned an approximate 79% common limited partnership interest in, the Operating Partnership as of April 22, 2002.

     Simultaneously with the formation of the Operating Partnership, the Company consummated the acquisition of interests in all or a portion of seven Manhattan office buildings (the "Mendik Properties") and the management company owned by the estate of Bernard H. Mendik, formerly Co-Chairman of the Board of the Company, and David R. Greenbaum, Chief Executive Officer of the New York Office Division of the Company, and certain entities controlled by them (the "Mendik Group") and certain of its affiliates (the "Mendik Transaction").

     Pursuant to the Mendik Transaction, Mendik Management Company Inc. ("MMC") was formed. On July 9, 2001, MMC changed its name to Vornado Office, Inc. ("VOI"). Prior to January 1, 2001, Steven Roth, Chairman of the Board of the Company, Michael Fascitelli, President and Trustee of the Company, and David Greenbaum owned the voting common stock of VOI. VOI allocated expenses to the Operating Partnership to the extent that VOI employees perform services on behalf of the Operating Partnership. Effective January 1, 2001, the Operating Partnership owns 100% of VOI's voting and nonvoting common stock.

     The Mendik Group owns an entity which provides cleaning and related services and security services to office properties. The Company has entered into contracts with the Mendik Group to provide such services in the Company's Manhattan office buildings. Although the contracts pursuant to which these services are provided were not negotiated at arm's length, the Company believes, based upon comparable amounts charged to other real estate companies, that the terms and conditions of such contracts are fair to the Company. In connection with these contracts, the Company paid $51,280,000 for the year ended December 31, 2001, a portion of which is expected to be reimbursed to the Company by its tenants.

  Transactions Involving Vornado Operating

     General. In October 1998, Vornado Operating was spun off from the Company in order to own assets and conduct activities that, in order to maintain its REIT status, the Company could not itself own and conduct. The Company and Vornado Operating are parties to certain agreements described below.

     Revolving Credit Agreement. Vornado Operating was granted a $75,000,000 unsecured credit facility from the Company (the "Revolving Credit Agreement") which expires on December 31, 2004. Borrowings under the Revolving Credit Agreement bear interest at LIBOR plus 3% (4.87% at December 31, 2001). The Company receives a commitment fee equal to 1% per annum on the average daily unused portion of the facility. No amortization is required to be paid under the Revolving Credit Agreement during this term. The Revolving Credit Agreement prohibits Vornado Operating from incurring indebtedness to third parties (other than certain purchase money debt and certain other exceptions) and prohibits Vornado Operating from paying dividends. As of December 31, 2001, $31,424,000 was outstanding under the Revolving Credit Agreement, which was the largest outstanding balance under the agreement during the last fiscal year.

     Agreement with Vornado Operating. The Company and Vornado Operating are parties to an agreement (the "Vornado Agreement") pursuant to which, among other things, (a) the Company will under certain circumstances offer Vornado Operating an opportunity to become the lessee of certain real property owned now or in the future by the Company (under mutually satisfactory lease terms) and (b) Vornado Operating will not make any real estate investment or other REIT-qualified investment unless it first offers the Company the opportunity to make such investment and the Company has rejected that opportunity.

     Under the Vornado Agreement, the Company provides Vornado Operating with certain administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. For these services, Vornado Operating compensates the Company in an amount determined in good faith by the Company as the amount an unaffiliated third party would charge Vornado Operating for comparable services and reimburses the Company for certain costs incurred and paid to third parties on behalf of Vornado Operating. For the year ended December 31, 2001, approximately $371,000 of compensation for such services was charged pursuant to the Vornado Agreement.

     Vornado Operating and the Company each have the right to terminate the Vornado Agreement if the other party is in material default of the Agreement or upon 90 days' written notice to the other party at any time after December 31, 2003. In addition, the Company has the right to terminate the Vornado Agreement upon a change in control of Vornado Operating.

     Vornado Operating's Management. Messrs. Roth, Fascitelli, West and Wight are directors of Vornado Operating. Mr. Roth is also Chairman of the Board and Chief Executive Officer of Vornado Operating, Mr. Fascitelli is also President of Vornado Operating, and certain other members of the Company's senior management hold corresponding positions with Vornado Operating.

     The Temperature Controlled Logistics Business. On October 31, 1997, partnerships (the "Vornado/Crescent Partnerships" or the "Landlord") in which affiliates of the Company have a 60% interest and affiliates of Crescent Real Estate Equities Company have a 40% interest acquired each of AmeriCold Corporation ("Americold") and URS Logistics, Inc. ("URS"). In June 1998, the

Vornado/Crescent Partnerships acquired the assets of Freezer Services, Inc. and in July 1998 acquired the Carmar Group (Americold, URS, Freezer Services, Inc. and the Carmar Group, collectively, the "Temperature Controlled Logistics Companies").

     On March 11, 1999, the Vornado/Crescent Partnerships sold all of the non-real estate assets of the Temperature Controlled Logistics Companies encompassing the operations of the Temperature Controlled Logistics business for approximately $48,700,000 to a new partnership "Americold Logistics" owned 60% by Vornado Operating and 40% by Crescent Operating Inc. Americold Logistics leases the underlying Temperature Controlled Logistics warehouses used in this business from the Vornado/Crescent Partnerships which continue to own the real estate. The leases, as amended, generally had a 15 year term with two five year renewal options and provided for the payment of fixed base rent and percentage rent based on customer revenues. On February 22, 2001, the Landlord restructured the Americold Logistics leases to, among other things, (i) reduce 2001's contractual rent to $146,000,000, (ii) reduce 2002's contractual rent to $150,000,000 (plus contingent rent in certain circumstances), (iii) increase the Landlord's share of annual maintenance capital expenditures by $4,500,000 to $9,500,000 effective January 1, 2000 and (iv) extend the deferred rent period to December 31, 2003 from March 11, 2002. On December 31, 2001 the Landlord released Americold Logistics from its obligation to pay a portion of deferred rent in the amount of $39,812,000, of which the Company's share was $23,887,000.

  Transactions Involving Interstate and Alexander's


     As of December 31, 2001, Interstate and its partners owned approximately 14.4% of the Shares of the Company and 27.5% of Alexander's common stock. Interstate is a general partnership in which Steven Roth, David Mandelbaum and Russell B. Wight, Jr. are the three general partners. Mr. Roth is the Chairman of the Board and Chief Executive Officer of the Company, the Managing General Partner of Interstate, the Chairman of the Board and Chief Executive Officer of Vornado Operating and the Chief Executive Officer and a director of Alexander's. Mr. Wight is a Trustee of the Company and is also a director of both Alexander's and Vornado Operating. Mr. Mandelbaum is a Trustee of the Company and is also a director of Alexander's.


     The Company manages and leases the real estate assets of Interstate pursuant to a management agreement for which the Company receives a quarterly fee equal to 4% of base rent and percentage rent and certain other commissions. The management agreement has a term of one year and is automatically renewable unless terminated by either of the parties on sixty days' notice at the end of the term. Although the management agreement was not negotiated at arm's length, the Company believes, based upon comparable fees charged by other real estate companies, that its terms are fair to the Company. For the year ended December 31, 2001, $1,655,000 of management fees were earned by the Company pursuant to the management agreement.


     The Company owns 33.1% of the outstanding shares of common stock of Alexander's. At December 31, 2001, the Company has loans receivable from Alexander's of $119,000,000, bearing interest at 13.74% and due March 15, 2002, including $24,000,000 drawn under a $50,000,000 secured line of credit. The maturity date of these loans has been extended to April 15, 2003 and the interest rate has been reset to 12.48% (and will reset quarterly thereafter) using the existing spread to treasuries with a 3.00% floor for treasuries.

     Alexander's is managed by and its properties are leased and developed by, the Company, pursuant to agreements with a one-year term which automatically renew.

     The annual management fee payable to the Company by Alexander's is equal to the sum of (i) $3,000,000, (ii) 3% of the gross income from the Kings Plaza Mall ($522,000 for the year ended December 31, 2001), plus (iii) 6% of development costs with minimum guaranteed fees of $750,000 per annum.

     The leasing agreement provides for the Company to generally receive a fee of (i) 3% of sales proceeds and (ii) 3% of lease rent for the first ten years of a lease term, 2% of lease rent for the eleventh through the twentieth years of a lease term and 1% of lease rent for the twenty-first through thirtieth years of a lease term. Such amount is receivable annually in an amount not to exceed $2,500,000 until the present value of such installments (calculated at a discount rate of 9% per annum) equals the amount that would have been paid had it been paid on September 21, 1993, or at the time the transactions which gave rise to the commissions occurred, if later. At December 31, 2001, Alexander's owed the Company $2,249,000 for leasing fees.

     On July 6, 1995, the Company assigned its management agreement with Alexander's to Vornado Management Corp. ("VMC"), a New Jersey corporation. In exchange, the Company received 100% of the nonvoting stock of VMC, which entitled it to 95% of net operating cash flow distributed by VMC to its shareholders. Mr. Roth and Mr. West, trustees of the Company, owned all of the voting stock of VMC. VMC is responsible for its pro rata share of compensation and fringe benefits of common employees and 30% of other common expenses. On January 2, 2001, the Company purchased the voting stock from Mr. Roth and Mr. West.

  Transactions With Archstone-Smith Trust

     The Company has agreements with the Charles E. Smith Residential Division of Archstone-Smith Trust pursuant to which the Company receives engineering and tenant build-out services. In addition, the Company leases office space to Archstone-Smith Trust and shares the cost of certain office-related services with them. These agreements were entered into by Charles E. Smith Commercial Realty in 1997, prior to the Company's January 1, 2002 acquisition of Charles E. Smith Commercial Realty, at a time when Mr. Smith and Mr. Kogod were in control of both Charles E. Smith Commercial and Residential. Mr. Smith and Mr. Kogod, who became members of the board of trustees of the Company on January 1, 2002, are also members of the board of trustees of Archstone-Smith Trust and are shareholders thereof.

  Certain Other Transactions

     During 2001, the Company paid $136,000 for legal services to the firm of Schechner and Targan, P.A., of which Ronald Targan is a member.

     At December 31, 2001, the loan due from Mr. Roth in connection with his stock option exercises in 1993 was $13,122,500 ($4,705,000 of which is shown as a reduction in shareholders' equity) bearing interest at 4.49% per annum (based on the Applicable Federal Rate). The loan is secured by 1,500,000 Shares.

     At December 31, 2001, the loan due from Mr. Fascitelli, in accordance with his employment agreement, was $8,600,000. The loan matures in 2006 and bears interest, payable quarterly, at a rate of 3.97% (based on the Applicable Federal Rate). Payment of the loan may be accelerated by the Company to the extent that the aggregate principal amount of the loan exceeds 50% of the sum of (i) the value of the 919,540 Shares payable to Mr. Fascitelli under the 1996 employment agreement and the 626,566 Shares payable to him under his extended employment agreement, and (ii) the amount by which the value of the Shares subject to options granted to Mr. Fascitelli by the Company exceeds the aggregate exercise price of such options.


     At December 31, 2001, the loan due from Mr. Blum, in accordance with his employment agreement, was $1,000,000. The loan matures in 2005 and bears interest, payable quarterly, at a rate of 6.61% per annum (based on the Applicable Federal Rate).

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee's purpose is to assist the Board of Trustees in its oversight of the Company's internal controls and financial statements and the audit process. The Board of Trustees, in its business judgment, has determined that all members of the Committee are "independent", as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was adopted by the Board on May 31, 2000; a copy of the current Charter was attached to the Company's proxy statement for the 2001 Annual Meeting of Shareholders.

     Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has also considered whether the provision of non-audit services provided by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the independent auditors the auditors' independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to below and in the Charter, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte & Touche LLP is in fact "independent".

                                              RICHARD WEST
                                              STANLEY SIMON
                                              RONALD TARGAN

April 30, 2002

                      INFORMATION RESPECTING THE COMPANY'S
                              INDEPENDENT AUDITORS

  Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP, the Company's independent auditors, for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $901,000.

  Financial Information Systems Design and Implementation Fees

     There were no fees billed to the Company by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the year ended December 31, 2001.

  All Other Fees

     The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $3,101,000, including audit related services of $2,105,000 and non-audit services of $996,000. Audit related services generally include fees for consents, comfort letters, stand-alone audits of subsidiaries and the Company's employee benefit plans, due diligence and consultations regarding business transactions, and reviews of other filings or registration statements under the Securities Act of 1933 and Securities Exchange Act of 1934. Non-audit services generally include fees for tax consultations regarding return preparation and real estate investment trust tax law compliance. Of the all other fees, $1,243,000 relate to the Company's acquisition of Charles E. Smith Commercial Realty, L.P., and the Company's efforts in acquisitions not consummated, primarily the World Trade Center.

  Retention of Independent Auditors for the Year 2002

     The Board has retained Deloitte & Touche LLP to act as independent auditors for the fiscal year ending December 31, 2002. The firm of Deloitte & Touche LLP was engaged as independent auditors for the 2001 fiscal year, and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                       ADDITIONAL MATTERS TO COME BEFORE
                                  THE MEETING

     The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of each of the persons named in the enclosed proxy to vote said proxy in accordance with their best judgement on such matters.

                   ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS
                         AND PROPOSALS OF NEW BUSINESS

     In order for shareholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Securities Exchange Act of 1934 to be considered for inclusion in the Company's Proxy Statement for the 2003 Annual Meeting, the proposals must be received at the principal executive office of the Company, 888 Seventh Avenue, New York, New York 10019, Attention: Secretary, on or before December 31, 2002.


     In addition, in accordance with our Bylaws, if a shareholder desires to bring business (including trustee nominations) before the 2003 Annual Meeting that is not the subject of a proposal timely submitted for inclusion in the Company's Proxy Statement, written notice of such business, as prescribed in the Bylaws, must be received by the Company's Secretary at the principal executive office of the Company between January 29, 2003 and February 28, 2003. For additional requirements, a shareholder may refer to the Bylaws, a copy of which may be obtained from the Company's Secretary. If the Company does not receive timely notice pursuant to the Bylaws, the proposal may be excluded from consideration at the meeting.


                                            By Order of the Board of Trustees,

                                                       Larry Portal
                                                   Corporate Secretary

April 30, 2002

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                    ANNEX A


     Section 6.6(l)(1) of the Declaration of Trust. Additions are printed in bold, deletions are shown with the text stricken through. For the purpose of the EDGAR filing, the stricken text is shown below within brackets.



     The Board of Trustees, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the Ownership Limit with respect to a class of Shares or an Existing Holder Limit, as the case may be, if [such Person is not an individual for purposes of Section 542(a)(2) of the Code and] the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of Shares of such class will violate the Ownership Limit with respect to such class or any applicable Existing Holder Limit, IN EITHER CASE WITH RESPECT TO SUCH INDIVIDUAL, and such Person ACKNOWLEDGES AND agrees that any violation or attempted violation will result in, to the extent necessary, the exchange of Shares held by such Person for Excess Stock in accordance with
Section 6.6(c). IN NO EVENT SHALL ANY EXEMPTION GRANTED PURSUANT TO THIS SECTION 6.6(l)(1) to a Person that is an individual for purposes of Section 542(a)(2) of the Code permit such individual to have Beneficial Ownership with respect to any class of Shares in excess of 9.9% of the outstanding Shares of such class.

                                    ANNEX B

                  VORNADO REALTY TRUST 2002 OMNIBUS SHARE PLAN

     1. Purpose. The purpose of the 2002 Omnibus Share Plan of Vornado Realty Trust (the "Plan") is to promote the financial interests of Vornado Realty Trust (the "Trust"), including its growth and performance, by encouraging employees of the Trust and its subsidiaries, including officers (together, the "Employees"), its non-employee trustees of the Trust and non-employee directors of its subsidiaries (together, the "Non-Employee Trustees"), and certain non-employee advisors and consultants that provide bona fide services to the Trust or its subsidiaries (together, the "Consultants") to acquire an ownership position in the Trust, enhancing the ability of the Trust and its subsidiaries to attract and retain Employees, Non-Employee Trustees and Consultants of outstanding ability, and providing Employees, Non-Employee Trustees and Consultants with a way to acquire or increase their proprietary interest in the Trust's success.

     2.  Shares Subject to the Plan.  Subject to adjustment as provided in
Section 14, the number of common shares, par value $.04, of beneficial interest in the Trust (the "Shares") which shall be available for the grant of awards under the Plan shall not exceed 10,000,000. No Participant (as defined in Section 3) shall be granted stock options and stock appreciation rights with respect to more than an aggregate number of 10,000,000 Shares, subject to adjustment as provided in Article 14. The Shares issued under the Plan may be authorized and unissued Shares or treasury Shares, as the Trust may from time to time determine.

     Shares subject to an award that expires unexercised, that is forfeited, terminated or cancelled, in whole or in part, or is paid in cash in lieu of Shares, shall thereafter again be available for grant under the Plan.

     3. Administration. With respect to Employees and Consultants, the Plan shall be administered by the Compensation Committee (the "Committee") of the Trustees of the Trust. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee. With respect to Non-Employee Trustees, the Plan shall be administered by the Board of Trustees.

     Subject to the provisions of the Plan, the Committee shall select the Employees and Consultants who will be participants in the Plan and the Board of Trustees shall select the Non-Employee Trustees who will be participants in the Plan (together, the "Participants"). Each of the Committee and the Board of Trustees, respectively, shall (i) determine the type of awards to be made to Participants, determine the Shares or share units subject to awards, and (ii) shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. Each of the Committee and the Board of Trustees, respectively, may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee and the Board of Trustees in their respective administration of the Plan, as described herein, shall be final and conclusive. If the there is an inconsistency between the determinations of the Committee and of the Board of Trustees, the determinations by the Board of Trustees shall be final and conclusive.

     4. Eligibility. All Employees who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Trust, as determined by the Committee, and Consultants, as determined by the Committee, are eligible to be Participants in the Plan. Non-Employee Trustees are also eligible Participants under the Plan, as determined by the Board of Trustees.

     5. Awards. Awards under the Plan may consist of the following: stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options), stock appreciation rights, performance shares, or grants of restricted stock. Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

     6. Stock Options. The Committee or the Board of Trustees, in each case, shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the fair market value of the Shares on the date of grant. Stock options shall be exercisable for such period as specified by the Committee or Board of Trustees, in each case, but in no event may options be exercisable more than ten years after their date of grant. The option price of each Share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of Shares owned by the Participant valued at fair market value as of the date of exercise, in such other consideration as the Committee or the Board of Trustees, in each case, deems appropriate, or by a combination of cash, Shares and such other consideration.

     If determined by the Committee or the Board of Trustees, in each case, at or subsequent to the date of grant of a stock option, in the event a Participant pays the exercise price of such stock option (in whole or in part) by tendering Shares owned by the Participant, such Participant shall automatically be granted a reload stock option for the number of Shares used to pay the exercise price. The reload stock option shall have terms and conditions determined by the Committee or Board of Trustees, in each case, consistent with this Section. If a reload stock option is granted as set forth above, one or more successive reload stock options shall automatically be granted, unless otherwise determined by the Committee or the Board of Trustees, in each case, to a Participant who pays all or part of the exercise price of any such reload stock option by tendering Shares owned by the Participant. Such reload stock option grants shall not be treated as Shares under the Plan in determining the aggregate number of Shares available for the grant of awards pursuant to the first sentence of Section 2.

     7. Stock Appreciation Rights. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem with or in addition to a stock option may be granted either at the same time as the stock option or at a later time. No stock appreciation right shall be exercisable earlier than six months after grant, except in the event of the Participant's death or disability. A stock appreciation right shall entitle the Participant to receive from the Trust an amount equal to the increase of the fair market value of the Share on the exercise of the stock appreciation right over the grant price. The Committee or the Board of Trustees, in each case, in its sole discretion, shall determine whether the stock appreciation right shall be settled in cash, Shares or a combination of cash and Shares.

     8. Performance Shares. Performance shares may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of performance shares, such certificate shall be registered in the name of the Participant but shall held by the Trust until the time the Shares subject to the grant of performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee or the Board of Trustees, respectively. The Committee or the Board of Trustees, in each case, in its sole discretion, shall determine whether performance shares granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

     9. Restricted Stock. Restricted stock may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Trust until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee or the Board of Trustees, in each case, at time of grant. The Committee or the Board of Trustees, in each case, in its sole discretion, shall determine whether restricted stock granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

     10. Award Agreements. Each award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee or the Board of Trustees, respectively, which shall apply to such award, in addition to the terms and conditions specified in the Plan.

     11. Withholding. The Trust shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any Shares or the payment of cash under the Plan, any taxes required by law to be withheld therefrom. The Committee, in its sole discretion, may permit a Participant who is an employee of the Trust or its subsidiaries to elect to satisfy such withholding obligation by having the Trust retain the number of Shares whose fair market value equals the amount required to be withheld. Any fraction of a Share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

     12. Nontransferability. Except as may otherwise be determined by the Committee or the Board of Trustees with respect to the transferability of stock options by the Participant to such Participant's immediate family members (or trusts, partnerships, or limited liability companies established for such immediate family members), no award under the Plan shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. For this purpose, immediate family member means, except as otherwise defined by the Committee or the Board of Trustees, the Participant's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws and persons related by reason of legal adoption. Such transferees may transfer a stock option only by will or the laws of descent or distribution. A stock option transferred pursuant to this Section 12 shall remain subject to the provisions of the Plan, and shall be subject to such other rules as the Committee or the Board of Trustees shall determine. Upon transfer of a stock option, any related stock appreciation right shall be canceled. Except in the case of a holder's incapacity, an award shall be exercisable only by the holder thereof.

     13. No Right to Employment. No person shall have any claim or right to be granted an award, and the grant of an award shall not be construed as giving a Participant any right to continue his or her service to the Trust or its subsidiaries as an Employee, Non-Employee Trustee or Consultant. Further, the Trust and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

     14. Adjustment of and Changes in Shares. In the event of any change in the outstanding Shares by reason of any share dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of Shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee or the Board of Trustees, respectively, may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan and to outstanding awards.

     15. Amendment. The Trustees may amend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary under the Internal Revenue Code or the rules of the New York Stock Exchange.

     16. Effective Date. The Plan shall be effective as of the date of the approval by the shareholders of the Trust. Subject to earlier termination pursuant to Section 15, the Plan shall have a term of ten years from its effective date.

                                 [VORNADO LOGO]

                  888 Seventh Avenue, New York, New York 10019

                              VORNADO REALTY TRUST

                                     PROXY

    The undersigned shareholder, revoking all prior proxies, hereby appoints Steven Roth and Michael Fascitelli, and each of them, as proxies, each with full power of substitution, to attend, and to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 29, 2002 at 12:00 P.M., local time, upon any and all business as may properly come before the meeting and all postponements or adjournments thereof. Said proxies are authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in their discretion upon such other business as may properly come before the meeting and all postponements or adjournments thereof, all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF TRUSTEES, "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S DECLARATION OF TRUST, "FOR" THE APPROVAL TO ADOPT THE 2002 OMNIBUS SHARE PLAN, "AGAINST" THE PROPOSAL TO DECLASSIFY THE BOARD OF TRUSTEES, AND OTHERWISE IN THE DISCRETION OF THE PROXIES.

                (Continued and to be Executed, on Reverse side)

                          (Continued from other side)

1.   ELECTION OF TRUSTEES:
     The Board of Trustees recommends a Vote "FOR" Election of the nominees for Trustees listed below.
     [ ]  FOR all nominees listed below    [ ]  WITHHOLD AUTHORITY to vote for all nominees
     Nominees for Election to Serve as Trustees Until the Annual Meeting in 2005:    Stanley Simon  Ronald Targan  Robert H.
     Smith
     Nominee for Election to Serve as Trustee Until the Annual Meeting in 2004:    Robert P. Kogod
     TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

     ------------------------------------------------------------------------------------------------------------------------
2.   APPROVAL OF THE AMENDMENT TO THE COMPANY'S DECLARATION OF TRUST:  The Board of Trustees recommends a Vote "FOR" approval
     of the Amendment to the Company's Declaration of Trust.    FOR  [ ]    AGAINST  [ ]    ABSTAIN  [ ]
     ------------------------------------------------------------------------------------------------------------------------
3.   APPROVAL TO ADOPT THE COMPANY'S 2002 OMNIBUS SHARE PLAN:  The Board of Trustees recommends a Vote "FOR" approval to
     adopt the Company's 2002 Omnibus Share Plan.    FOR  [ ]    AGAINST  [ ]    ABSTAIN  [ ]
     ------------------------------------------------------------------------------------------------------------------------
4.   SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF TRUSTEES:  The Board of Trustees recommends a Vote "AGAINST" the
     proposal to declassify the Board of Trustees.    FOR  [ ]    AGAINST  [ ]    ABSTAIN  [ ]
     ------------------------------------------------------------------------------------------------------------------------

                                            Address Change and / or Comments [ ]

                                                  Please date and sign as your
                                                  name or names appear hereon.
                                                  Each joint owner must sign.
                                                  (Officers, Executors,
                                                  Administrators, Trustees,
                                                  etc., will kindly so indicate
                                                  when signing.)

                                                  Dated ---------- 2002
                                                --------------------------------
                                                  Signature(s) of Shareholder(s)

                                                  INDICATE YOUR VOTE (X) IN
                                                  BLACK OR BLUE INK. [X]

     PLEASE VOTE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.